EXHIBIT 12.1


                                                 LOEWS CINEPLEX ENTERTAINMENT

                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                              (Amounts in thousands of dollars)




                  Actual      Pro Forma                    Actual
               Three months  Three months   Three months  Pro Forma
                   ended        ended          ended     Year ended    Year ended  Year ended   Year ended  Year ended  Year ended
                  May 31,      May 31,        May 31,      Feb. 28,      Feb. 28,    Feb. 28,    Feb. 28,     Feb. 28,    Feb. 28,
                   1998         1998           1997         1998          1998         1997        1996         1995        1994
               ------------  ------------   ------------ -----------   ----------  ----------   ----------  ----------   ---------

Pre-tax
 income (loss
 from
 continuing
 operations        ($862)     ($13,679)         ($35)     ($21,515)       $2,612     $2,115       ($2,459)    ($6,259)     $1,168

Fixed
 charges:
 Interest
 expense and
 amortization
 of debt
 discount and
 premium on
 all
 indebtedness      6,003        12,638         3,452        47,932        13,578     14,190        15,237       8,510       9,551

Rentals:
 Buildings           224           443           235         1,840           928        971         1,018       1,074       1,129
               ---------    ----------     ---------     ---------      --------   --------      --------    --------    --------

Total fixed
 charges           6,227        13,081         3,687        49,772        14,506     15,161        16,255       9,584      10,680
               ---------    ----------     ---------     ---------      --------   --------      --------    --------    --------

Earnings
 before
 income
 taxes,
 minority
 interest
 and fixed
 charges          $5,365         ($598)       $3,652       $28,257       $17,118    $17,276       $13,796      $3,325     $11,848
               =========    ==========     =========    ==========      ========   ========     =========    ========    ========
Ratio of
 earnings to
 fixed
 charges            0.86(1)      (0.05)(1)     0.99(1)       0.57(1)       1.18       1.14          0.85(1)     0.35(1)     1.11
               =========    ==========     =========    ==========      ========   ========     =========    ========    ========


--------------------------


(1) Earnings did not cover fixed charges by $862, $13,679, $35, $21,515, $2,459 and $6,259 for the three months ended May 31,
1998,  on a pro forma basis for the three months ended May 31, 1998,  for the three months ended May 31, 1997, on a pro forma basis for the year ended February 28, 1998 and for the years ended February 28, 1996 and 1995, respectively.
